AVX completes acquisition of the Tantalum Division of Nichicon Corporation

Greenville, S.C – February 6, 2013 – AVX Corporation (NYSE: AVX) reported that it has completed its previously announced acquisition of the Tantalum Component Division of Nichicon Corporation for approximately $86 million, subject to typical post-closing working capital adjustments.

The all-cash purchase comprises Nichicon’s tantalum component manufacturing subsidiaries located in Shiga, Japan and Tianjin, China. The annual component sales of the Division approximate $75 million.

John Gilbertson, AVX’s Chief Executive Officer and President, said, “The purchase of the tantalum component operations of Nichicon enhances our leadership position in the passive electronic component industry and provides further opportunities for expansion in the Asian region and tantalum component manufacturing efficiencies.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

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Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avx.com